Exhibit 99.(d).(2).(a)

TRANSFER AND ASSUMPTION AGREEMENT

This Transfer and Assumption Agreement (the “Agreement”) is made as of January 1, 2025 (the “Closing Date”) by and among Virtus Investment Advisers, LLC, a Delaware limited liability company (formerly Virtus Investment Advisers, Inc., a Massachusetts corporation) (“VIA” or the “Transferee”); Virtus Capital Advisers, LLC, a Delaware corporation (formerly, Virtus Fund Advisers, LLC) (the “Adviser”); Virtus Asset Trust, a Delaware statutory trust (the “Trust” and collectively with the Adviser, the “Transferor”), on behalf of its series listed on Schedule A attached hereto (each a “Fund” and collectively, the “Funds”); and Ceredex Value Advisors LLC (the “Subadviser”).

WITNESSETH THAT:

WHEREAS, VIA, the Adviser and the Subadviser are each investment advisers registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Adviser and the Trust are parties to an Investment Advisory Agreement dated as of June 12, 20217, as amended (the “Advisory Agreement”), with respect to the Funds pursuant to which the Adviser may enter into subadvisory agreements with registered investment advisers to act as subadvisers to the Funds;

WHEREAS, pursuant to the Advisory Agreement, the Adviser and the Trust have entered into a subadvisory agreement with the Subadviser dated as of June 20, 2017, on behalf of the Funds (the “Subadvisory Agreement”), pursuant to which the Subadviser serves as subadviser to the Funds, and which Subadvisory Agreement provides in substance for its automatic termination in the event of its assignment, in accordance with the requirements of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, VIA and the Adviser are both indirect wholly owned subsidiaries of Virtus Investment Partners, Inc. (“Virtus”) and are, therefore, under common control of Virtus;

WHEREAS, certain registered investment advisers within the corporate organizational structure of Virtus will be reorganized and VIA will replace the Adviser as adviser to the Funds (the “Reorganization”);

WHEREAS, following the Reorganization, VIA and the Adviser will remain indirect wholly owned subsidiaries of Virtus, and therefore under the control of Virtus;

WHEREAS, the Reorganization will not result in a change of actual control or management of either the Adviser or VIA and, therefore, under Rule 2a-6 of the 1940 Act, is not an assignment that would cause a termination of the Subadvisory Agreement in accordance with its terms; and

WHEREAS, at a meeting held on November 20, 2024, the Board of Trustees of the Trust (the “Board”), including a majority of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust or any investment adviser to the Trust, approved the appointment of VIA as the investment adviser to the Funds in connection with the Reorganization and authorized any officer of the Funds to execute and deliver such documentation appropriate to accomplish the transfer and assumption of the Subadvisory Agreement;

WHEREAS, each of the Trust and the Subadviser wishes to confirm its express written consent to the transfer, assumption and amendment of the Subadvisory Agreement as set forth in this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for the consideration set forth herein, the sufficiency of which is hereby acknowledged, agree as follows:

1. AMENDMENT OF THE SUBADVISORY AGREEMENT. The name of the adviser in the Subadvisory Agreement is hereby changed from “Virtus Capital Advisers, LLC (formerly Virtus Fund Advisers, LLC)” to “Virtus Investment Advisers, LLC.”

2. ASSUMPTION BY VIA. VIA, intending to be legally bound, hereby agrees as of the Closing Date, to assume all of the duties and obligations of the Adviser under the Subadvisory Agreement and accepts and agrees to perform all such duties and obligations in connection therewith.

3. REPRESENTATIONS OF VIA. VIA hereby represents and warrants as of the Closing Date: (i) it is registered as an investment adviser with the SEC under the Advisers Act, and its registration is currently in full force and effect; (ii) it is capable and is legally empowered to assume the duties and obligations under the Subadvisory Agreement and to act as adviser to the Funds; (iii) all action required of VIA to assume the duties and obligations under the Subadvisory Agreement has been taken; (iv) this Agreement creates a valid and binding agreement enforceable against VIA in accordance with its terms; and (v) the Subadvisory Agreement creates a valid and binding agreement enforceable against VIA in accordance with its terms.

4. CONSENT OF THE TRUST AND THE SUBADVISER. By executing this Agreement, each of the Trust and the Subadviser expressly consents to the transfer, assumption and amendment of the Subadvisory Agreement as set forth in this Agreement.

5. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware.

6. FURTHER ASSURANCES. Transferor and Transferee each agree to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by the others to evidence and provide for the transfer by Transferor and the assumption by Transferee of the rights and obligations under the Subadvisory Agreement.

7. COUNTERPARTS. This Agreement may be executed in counterparts, which may be executed and/or exchanged electronically, each of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Transfer and Assumption Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS CAPITAL ADVISERS, LLC (FORMERLY, VIRTUS FUND ADVISERS, LLC)

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President

VIRTUS INVESTMENT ADVISERS, LLC

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President

VIRTUS ASSET TRUST On behalf of its series listed on Schedule A

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

CEREDEX VALUE ADVISORS LLC

By:	/s/ Mills Riddick
Name:	Mills Riddick
Title:	Chief Investment Officer

Schedule A

Virtus Ceredex Large-Cap Value Equity Fund

Virtus Ceredex Mid-Cap Value Equity Fund

Virtus Ceredex Small-Cap Value Equity Fund